UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2020

PROPANC BIOPHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54878	33-0662986
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

302, 6 Butler Street

Camberwell, VIC, 3124 Australia

(Address of principal executive offices) (Zip Code)

61 03 9882 6723

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of principal U.S. market on which traded
Common stock, $0.001 par value	PPCB	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2020, Propanc Biopharma, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with GW Holdings Group, LLC (“GW”), pursuant to which GW purchased a convertible redeemable promissory note (the “December 2020 GW Note”) from the Company in the aggregate principal amount of $131,000, such principal and the interest thereon convertible into shares of the Company’s common stock at the option of GW. The transaction contemplated by the Purchase Agreement closed on or about December 10, 2020. The Company intends to use the net proceeds ($125,000) from the December 2020 GW Note for general working capital purposes. Pursuant to the terms of the Purchase Agreement, the Company paid GW’s legal fees and expenses in the aggregate amount of $6,000.

The Purchase Agreement contains such representations, warranties and covenants as are typical for a transaction of this nature.

The maturity date of the December 2020 GW Note is December 10, 2021 (the “Maturity Date”). The December 2020 GW Note shall bear interest at a rate of 8% per annum, which interest may be paid by the Company to GW in shares of common stock, but shall not be payable until the December 2020 GW Note becomes payable, whether at the Maturity Date or upon acceleration or by prepayment, as described below. GW has the option to convert all or any amount of the principal face amount of the December 2020 GW Note, starting on June 18, 2021 and ending on the Maturity Date. The December 2020 GW Note may be converted into shares of the Company’s common stock equal to 40% discount of the lowest closing bid price of the common stock for the ten trading days immediately prior to the delivery of a notice of conversion, provided, however, such conversion shall not be effected to the extent that GW together with any of its affiliates would beneficially own in excess of 4.99%, which may be increased up to 9.99% upon 61 days’ prior written notice by GW to the Company. The Company may redeem the December 2020 GW Note as follows: (i) if the redemption occurs within the first 60 days, then an amount equal to 115% of the face amount of the note plus any accrued interest, (ii) if the redemption occurs after the 61st day but on or before the 120th day following the issuance of the note, then an amount equal to 125% of the face amount of the note along with any accrued interest, (iii) if the redemption occurs after the 121st day but on or before the 180th day following the issuance of the note, then an amount equal to 135% of the face amount of the note along with any accrued interest.

In the event of a default, without demand, presentment or notice, the December 2020 GW Note shall become immediately due and payable.

Other than as described above, the December 2020 GW Note contains certain events of default, including failure to timely issue shares upon receipt of a notice of conversion, as well as certain customary events of default, including, among others, breach of covenants, representations or warranties, insolvency, bankruptcy, liquidation and failure by the Company to pay the principal and interest due under the December 2020 GW Note.

The foregoing description of the Purchase Agreement and the December 2020 GW Note does not purport to be complete and is qualified in their entirety by reference to the full text of the Purchase Agreement and the December 2020 GW Note, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement by a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The issuance of the securities set forth herein was made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering. The Company’s reliance upon Section 4(a)(2) of the Securities Act in issuing the securities was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there was only one recipient; (c) there were no subsequent or contemporaneous public offerings of the securities by the Company; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the issuance of the securities took place directly between the individual and the Company; and (f) the recipient of the securities is an accredited investor.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
4.1*	8% Convertible Redeemable Promissory Note, dated December 10, 2020, issued by the Company to GW Holdings Group, LLC.
10.1*	Securities Purchase Agreement, dated December 10, 2020, by and between the Company and GW Holdings Group, LLC.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROPANC BIOPHARMA, INC.

	By:	/s/ James Nathanielsz
	Name:	James Nathanielsz
Dated: December 16, 2020	Title:	Chief Executive Officer